Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Fathom Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, no par value	457(c)	1,294,118 (2)	$1.67 (3)	$2,154,706	$0.0001531	$330.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-
	Total Offering Amounts					$2,154,706		$330.00
	Total Fees Previously Paid					-		$-
	Total Fee Offsets					-		$-
	Net Fee Due							$330.00

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of shares of common stock, no par value per share (the “Common Stock”), of Fathom Holdings Inc. (the “Registrant”) which may become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2) Represents the maximum number of shares of common stock, no par value, issuable upon the conversion, and payment of interest upon, senior secured convertible promissory notes.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock as reported on Nasdaq Capital Market on December 19, 2024 of $1.67 per share.